The Annual Meeting of Shareholders of the Fund was held on July 21, 2009. Holders of the Fund's common shares of beneficial interest, par value $0.01 per share ("Common Shares") voted on the election of Class II Trustees.

Voting results with respect to the election of Class II Trustees by holders of Common Shares are set forth below:

Name                                           # of Shares in Favor            # of Shares Withheld
--------------------------------------- --------------------------------- --------------------------------
Ronald A Nyberg                         13,711,565                        1,096,977
--------------------------------------- --------------------------------- --------------------------------
James R. Imhoff, Jr.                    14,393,688                          414,853
--------------------------------------- --------------------------------- --------------------------------

The terms of the following Trustees of the Fund did not expire in 2009, Ronald
E. Toupin, Jr., Lorence Wheeler, Randall C. Barnes and Frank E. Burgess.